Exhibit 99.1

Contact: Jerald L. Shaw, President and Chief Executive Officer Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS RESULTS OF OPERATIONS FOR THE SECOND FISCAL QUARTER OF 2016

Lacey, WA (January 29, 2016) - Anchor Bancorp (NASDAQ - ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported second quarter earnings for the fiscal year ending June 30, 2016.  For the quarter ended December 31, 2015, the Company reported a net loss of $286,000 or $0.12 per diluted share, compared to net income of $8.8 million or $3.55 per diluted share, which included an $8.3 million tax benefit related to the reversal of the valuation allowance on deferred tax assets ("DTA") for the same period last year.  For the six months ended December 31, 2015, the Company reported net income of $59,000 or $0.02 per diluted share, compared to net income of $8.9 million or $3.59 per diluted share for the same period last year.

“Our renewed emphasis on loan production exceeded our expectations this quarter with $28.1 million in loan growth principally consisting of multi-family loans and commercial business loans. The majority of our loan growth was a $22.8 million loan purchase which consisted of 12 multi-family projects primarily in King and Pierce Counties. Our commitment to increasing overall customer relationships is reflected in the $2.9 million increase in deposits," stated Jerald L. Shaw, President and Chief Executive Officer. “Increased loan production also improved loan fee income and gain on sale of residential loans during the quarter however these improvements were offset by expenses related to our new stock incentive plan and recently concluded proxy contest resulting in our net loss for the quarter.  We expect to reduce noninterest expenses going forward, with the successful closing of our Hoquiam branch which we anticipate will result in an annual cost savings of approximately $150,000 per year," stated Mr. Shaw.

Fiscal Second Quarter Highlights

•	Loan portfolio increased $28.1 million or 9.9% to $311.5 million at December 31, 2015 from $283.4 million at June 30, 2015;
•	Deposits increased $2.9 million or 1.0% to $302.7 million at December 31, 2015 from $299.8 million at June 30, 2015;
•	Net interest margin ("NIM") remained strong at 4.08% for the quarter ended December 31, 2015 compared to 4.06% for the quarter ended December 31, 2014;
•	Total classified loans decreased $2.0 million or 37.6% to $3.3 million at December 31, 2015 from $5.3 million at December 31, 2014; and
•
Book value per share at December 31, 2015, increased to $25.86 from $25.69 at June 30, 2015, and $25.31 at December 31, 2014 as we repurchased 50,000 shares since June 30, 2015, at an average price of $21.89 per share.

Credit Quality

Total delinquent loans (past due 30 days or more), increased $3.0 million to $6.6 million at December 31, 2015 from $3.6 million at June 30, 2015. The Company recorded a $70,000 provision for loan losses for the quarter ended December 31, 2015 compared to no provision for the quarter ended December 31, 2014. The allowance for loan losses of $3.9 million at December 31, 2015 represented 1.2% of loans receivable and 143.2% of nonperforming loans. This compares to an allowance of $3.7 million at June 30, 2015, representing 1.3% of loans receivable and 185.0% of nonperforming loans.

Anchor Bancorp
January 29, 2016

Nonperforming loans increased to $2.7 million at December 31, 2015, from $2.0 million at June 30, 2015, and from $2.8 million at December 31, 2014.  Nonperforming loans consisted of the following at the dates indicated:

	December 31, 2015	June 30, 2015	December 31, 2014

	(In thousands)
Real estate:
One-to-four family	$1,965	$1,263	$2,124
Multi-family	—	—	374
Land	—	—	70
Total real estate	1,965	1,263	2,568
Consumer:
Home equity	16	—	75
Credit cards	18	6	5
Other	29	31	32
Total consumer	63	37	112
Business:
Commercial business	681	711	122
Total	$2,709	$2,011	$2,802

We restructure our delinquent loans, when appropriate, so our borrowers can continue to make payments while minimizing the Company's potential loss.  As of December 31, 2015, June 30, 2015, and December 31, 2014, there were 39, 39, and 43 loans, respectively, with aggregate net principal balances of $9.1 million, $9.8 million, and $10.8 million, respectively, classified as “troubled debt restructurings,” of which, $1.5 million, $902,000, and $1.5 million, respectively, were included in the nonperforming loans above.

As of December 31, 2015, the Company had seven real estate owned ("REO") properties with an aggregate book value of $662,000 compared to eight properties with an aggregate book value of $797,000 at June 30, 2015, and 10 properties with an aggregate book value of $600,000 at December 31, 2014.  The increase in the aggregate book value of REO properties during the quarter ended December 31, 2015 from the prior quarter was primarily attributable to three one-to-four family homes becoming REO for a net total of $389,000.  At December 31, 2015, the largest REO property was a one-to-four family home in Cowlitz County, Washington with a carrying value of $197,000.

Anchor Bancorp
January 29, 2016

Capital

As of December 31, 2015, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital ("CET1"), Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 14.3%, 16.0%, 16.0% and 17.2% respectively.  As of December 31, 2014, the Bank's Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios were 16.3%, 19.5%, and 20.8%, respectively.  The CET1 ratio is a new required regulatory capital ratio that began for the quarter ended March 31, 2015.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 15.8%, 17.7%, 17.7% and 18.8% as of December 31, 2015.  As of December 31, 2014, the Company's Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios were 16.7%, 19.9% and 21.2%, respectively.

Balance Sheet Review

Total assets increased by $20.2 million or 5.3% to $399.4 million at December 31, 2015 from $379.2 million at June 30, 2015. Securities available-for-sale and held-to-maturity decreased $3.7 million or 12.5% and $878,000 or 11.5%, respectively.  The decreases in these portfolios were primarily the result of contractual principal repayments.  Cash and cash equivalents decreased by $1.9 million or 13.0% to $12.6 million at December 31, 2015, from $14.5 million at June 30, 2015.

Loans receivable, net, increased $28.1 million or 9.9% to $311.5 million at December 31, 2015 from $283.4 million at June 30, 2015 as a result of new loan production exceeding principal reductions.  Multi-family loans increased $11.7 million or 27.2% to $54.9 million at December 31, 2015 from $43.2 million at June 30, 2015, primarily due to the purchase of $22.8 million in multi-family loans, partially offset by the reclassification of $14.4 million of multi-family loans to the one-to-four family loan portfolio.  The loan purchase consisted of 12 multi-family projects in King and Pierce Counties.  All properties met our underwriting standards and each property was independently visited and re-underwritten. Commercial business loans increased $8.7 million or 45.8% to $27.7 million from $19.0 million at June 30, 2015. One-to-four family loans increased $5.5 million or 9.6% to $63.4 million from $57.9 million at June 30, 2015, due primarily to the reclassification discussed above. Commercial real estate loans increased $3.0 million or 2.3% to $131.3 million from $128.3 million.  Land loans increased $1.0 million or 25.0% to $5.0 million at December 31, 2015 from $4.0 million at June 30, 2015. Construction loans decreased $620,000 or 5.3% to $11.1 million from $11.7 million during the same period. Consumer loans decreased $927,000 or 3.9% to $23.0 million at December 31, 2015 from $23.9 million at June 30, 2015 as we believe consumers continue to reduce their debt.

Anchor Bancorp
January 29, 2016

Loans receivable consisted of the following at the dates indicated:

	December 31, 2015	June 30, 2015	December 31, 2014
	(In thousands)
Real estate:
One-to-four family	$63,479	$57,944	$60,013
Multi-family	54,996	43,249	43,978
Commercial	131,271	128,306	106,482
Construction	11,111	11,731	24,250
Land loans	5,087	4,069	4,154
Total real estate	265,944	245,299	238,877

Consumer:
Home equity	17,147	17,604	18,971
Credit cards	3,059	3,289	3,326
Automobile	589	686	894
Other consumer	2,204	2,347	2,356
Total consumer	22,999	23,926	25,547

Business:
Commercial business	27,675	18,987	17,214

Total Loans	316,618	288,212	281,638

Less:
Deferred loan fees	1,220	1,047	1,108
Allowance for loan losses	3,879	3,721	4,000
Loans receivable, net	$311,519	$283,444	$276,530

Anchor Bancorp
January 29, 2016

Total liabilities increased $20.6 million between June 30, 2015 and December 31, 2015, primarily as the result of a $17.5 million increase in Federal Home Loan Bank ("FHLB") advances.

Deposits consisted of the following at the dates indicated:

	December 31, 2015		June 30, 2015		December 31, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$48,880	16.1%	$44,719	15.0%	$41,055	13.7%
Interest-bearing demand deposits	25,184	8.3	22,448	7.5	21,846	7.3
Money market accounts	60,732	20.1	63,916	21.3	65,637	22.0
Savings deposits	44,673	14.8	42,399	14.1	41,279	13.8
Certificates of deposit	123,261	40.7	126,330	42.1	128,955	43.2
Total deposits	$302,730	100.0%	$299,812	100.0%	$298,772	100.0%

Total stockholders' equity decreased $438,000 or 0.69% to $63.3 million at December 31, 2015 from $63.7 million at June 30, 2015.  The decrease was primarily a result of the $1.1 million used to repurchase 50,000 shares of our common stock during the   six month period ended December 31, 2015, under our current share repurchase plan, at an average price of $21.89 per share.  As of December 31, 2015, there were 77,500 shares available for future purchases under the current stock repurchase plan.  This decrease was partially offset by incentive stock plan compensation of $584,000 and net income of $59,000 for the six months ended December 31, 2015.  On October 21, 2015, shareholders approved the Anchor Bancorp 2015 Equity Incentive Plan (the "Plan").  Accumulated other comprehensive loss increased $67,000 to $778,000 as a result of unrealized valuation losses on investments available-for-sale.

Operating Results

Net interest income. Net interest income before the provision for loan losses increased $53,000 or 1.5% to $3.5 million for the quarter ended December 31, 2015 compared to the same period last year primarily as a result of the $99,000 or 75.6% decrease in the cost of FHLB advances partially offset by a decrease of $42,000 or 20.4% to $164,000 from $206,000 of mortgage-backed security income.

The Company's NIM increased two basis points to 4.08% for the quarter ended December 31, 2015 from 4.06% for the comparable period in 2014 despite a 13 basis point decrease in the average yield on interest-earning assets to 4.90% for the quarter ended December 31, 2015 compared to 5.03% for the same period in 2014.  The improvement in our net interest margin compared to the same quarter last year reflects reductions in nonperforming assets since December 31, 2014 and in the weighted average cost of FHLB advances to 1.10% for the quarter ended December 31, 2015, compared to 3.51% for the quarter ended December 31, 2014.  The weighted average cost of interest-bearing liabilities decreased 15 basis points to 1.04% for the quarter ended December 31, 2015 compared to 1.19% for the same period in the prior year.  The average yield on interest-earning assets decreased four basis points to 4.94% for the six months ended December 31, 2015 compared to 4.98% for the same period in the prior year.  The decrease in the average yield on interest earnings assets was the result of the amortization of premiums on securities during the six months ended December 31, 2015.  The average cost of interest-bearing liabilities decreased 16 basis points to 1.04% for the six months ended December 31, 2015 compared to 1.20% for the same period of the prior year.

Provision for loan losses. In connection with its analysis of the loan portfolio, management determined that a $70,000 provision for loan losses was required for the quarter ended December 31, 2015 compared to none for the quarter ended December 31, 2014, reflecting our new loan growth and the increase in nonperforming loans.  Provision for loan losses for the six months ended December 31, 2015 was $90,000 and none for the same period last year.

Anchor Bancorp
January 29, 2016

Noninterest income. Noninterest income increased $138,000 or 13.5% to $1.2 million for the quarter ended December 31, 2015 compared to $1.0 million for the same quarter a year ago. The increase was primarily due to a $67,000 gain on sale of loans for the quarter ended December 31, 2015 compared to a $5,000 loss on sale of loans for the same quarter a year ago.  Also contributing to the increase, loan fees increased $40,000 primarily due to increased loan production and other income increased $38,000 primarily due to higher paper statement charges compared to the same quarter a year ago. Noninterest income increased $199,000 or 9.9% to $2.2 million during the six months ended December 31, 2015 compared to $2.0 million for the same period in 2014.

Noninterest expense. Noninterest expense increased $976,000 or 24.2% to $5.0 million for the three months ended December 31, 2015 from $4.0 million for the three months ended December 31, 2014.  The increase in noninterest expense was primarily due to an $870,000 increase in compensation benefits primarily due to $800,000 of stock based compensation awarded under the Plan during the quarter ended December 31, 2015.  General and administrative expenses increased $293,000 to $994,000 for the three months ended December 31, 2015 from $701,000 for the three months ended December 31, 2014 primarily due to $195,000 in proxy contest expense and a $55,000 commission fee in connection with multi-family loans that we purchased. Noninterest expense increased $731,000 or 8.8% to $9.1 million during the six months ended December 31, 2015 compared to $8.3 million for the same period in 2014.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 10 full-service banking offices (including one Wal-Mart in-store location) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington. The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.anchornetbank.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Anchor Bancorp
January 29, 2016

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands) (unaudited)	December 31, 2015	June 30, 2015
ASSETS
Cash and cash equivalents	$12,572	$14,450
Securities available-for-sale, at fair value	25,870	29,565
Securities held-to-maturity, at amortized cost	6,739	7,617
Loans held for sale	—	505
Loans receivable, net of allowance for loan losses of $3,879 and $3,721	311,519	283,444
Bank owned life insurance investment, net of surrender charges	19,265	19,001
Accrued interest receivable	1,010	1,069
Real estate owned, net	662	797
Federal Home Loan Bank (FHLB) stock, at cost	1,553	853
Property, premises and equipment, net	10,115	10,370
Deferred tax asset, net	8,977	8,867
Prepaid expenses and other assets	1,139	2,692
Total assets	$399,421	$379,230

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$48,880	$44,719
Interest-bearing	253,850	255,093
Total deposits	302,730	299,812

FHLB advances	27,500	10,000
Advance payments by borrowers for taxes and insurance	1,113	1,002
Supplemental Executive Retirement Plan liability	1,758	1,814
Accounts payable and other liabilities	3,035	2,879
Total liabilities	336,136	315,507

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share, authorized 45,000,000 shares; 2,521,334 issued and 2,447,314 outstanding at December 31, 2015 and 2,550,000 issued and 2,480,865 outstanding at June 30, 2015	26	25
Additional paid-in capital	22,940	23,404
Retained earnings	41,798	41,741
Unearned Employee Stock Ownership Plan (ESOP) shares	(701)	(736)
Accumulated other comprehensive loss, net of tax	(778)	(711)
Total stockholders’ equity	63,285	63,723
Total liabilities and stockholders’ equity	$399,421	$379,230

Anchor Bancorp
January 29, 2016

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) (unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Interest income:
Loans receivable, including fees	$4,024	$4,052	$8,042	$8,105
Securities	21	15	37	30
Mortgage-backed securities	164	206	345	426
Total interest income	4,209	4,273	8,424	8,561
Interest expense:
Deposits	671	689	1,341	1,388
FHLB advances	32	131	62	292
Total interest expense	703	820	1,403	1,680
Net interest income before provision for loan losses	3,506	3,453	7,021	6,881
Provision for loan losses	70	—	90	—
Net interest income after provision for loan losses	3,436	3,453	6,931	6,881
Noninterest income:
Deposit service fees	331	347	703	731
Other deposit fees	180	175	358	364
Gain on sale of investments	—	—	—	47
Other loans fees	184	144	328	288
Gain (loss) on sale of loans	67	(5)	128	(11)
Bank owned life insurance investment	132	133	289	272
Other income	269	231	401	317
Total noninterest income	1,163	1,025	2,207	2,008
Noninterest expense:
Compensation and benefits	2,815	1,945	4,835	3,968
General and administrative expenses	994	701	1,728	1,369
Real estate owned impairment	5	93	43	130
Real estate owned holding costs	11	62	22	216
Federal Deposit Insurance Corporation insurance premiums	64	125	133	246
Information technology	415	439	857	868
Occupancy and equipment	449	463	939	945
Deposit services	122	158	235	383
Marketing	130	154	255	309
Loss (gain) on sale of property, premises and equipment	1	—	4	(2)
(Gain) loss on sale of real estate owned	(4)	(114)	4	(108)
Total noninterest expense	5,002	4,026	9,055	8,324
(Loss) income before provision for income taxes	(403)	452	83	565
(Benefit) provision for income taxes	(117)	(8,333)	24	(8,333)
Net (loss) income	$(286)	$8,785	$59	$8,898
Basic (loss) earnings per share	$(0.12)	$3.55	$0.02	$3.59
Diluted (loss) earnings per share	$(0.12)	$3.55	$0.02	$3.59
Weighted average number of basic shares outstanding	2,436,650	2,476,562	2,454,097	2,475,702
Weighted average number of diluted shares outstanding	2,436,650	2,476,562	2,454,097	2,475,702

Anchor Bancorp
January 29, 2016

	As of or For the Quarter Ended (unaudited)
	December 31, 2015	September 30, 2015	June 30, 2015	December 31, 2014
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
(Loss) return on average assets (1)	(0.31)%	0.37%	0.67%	2.67%
(Loss) return on average equity (2)	(2.01)	2.42	4.82	19.35
Average equity-to-average assets (3)	15.17	15.29	13.96	13.82
Interest rate spread(4)	3.86	3.92	3.92	3.84
Net interest margin (5)	4.08	4.15	4.14	4.06
Efficiency ratio (6)	107.1	88.9	90.1	89.9
Average interest-earning assets to average interest-bearing liabilities	126.8	126.9	126.3	123.1
Other operating expenses as a percent of average total assets	5.3	4.4	5.0	4.2
Book value per common share	$25.86	$25.95	$25.69	$25.31
Tangible common stockholders' equity to tangible assets (7)	$25.76	$25.85	$25.59	$25.19

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	14.3%	14.3%	14.3%	16.3%
Common equity tier 1 capital (8)	16.0	17.0	16.2	N/A
Tier 1 risk-based	16.0	17.0	16.2	19.5
Total risk-based	17.2	18.2	17.4	20.8

ASSET QUALITY
Nonaccrual and loans 90 days or more past due and still accruing interest as a percent of total loans	0.9	0.8	0.7	1.0
Allowance for loan losses as a percent of total loans	1.2	1.3	1.3	1.4
Allowance as a percent of total nonperforming loans	143.2	160.6	185.0	142.8
Nonperforming assets as a percent of total assets	0.8	0.7	0.7	0.9
Net (recoveries) charge-offs to average outstanding loans	(0.04)	0.02	0.03	0.00
Classified loans	$3,321	$2,748	$3,682	$5,326
_____________________
(1)	Net (loss) income divided by average total assets, annualized.
(2)	Net (loss) income divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.
(7)
Tangible common stockholders' equity excludes intangible assets.  Tangible assets exclude intangible assets.  These ratios represent non-GAAP financial measures.  See also Non-GAAP Financial Measures reconciliation tables below.

(8)	The common equity Tier 1 capital ratio was required beginning the quarter ended March 31, 2015.

Anchor Bancorp
January 29, 2016

Non-GAAP Financial Measures:
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP”), this earnings release contains the ratio of tangible common stockholders’ equity to tangible assets, a non-GAAP financial measure. We calculate tangible common equity by excluding intangible assets from stockholders’ equity. We calculate tangible assets by excluding the balance of intangible assets from total assets. The Company believes that this is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents these measures to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	December 31, 2015	September 30, 2015	June 30, 2015	December 31, 2014
	(In thousands)

Stockholders' equity	$63,285	$63,292	$63,723	$62,702
Less: intangible assets	242	238	235	300
Tangible common stockholders' equity	$63,043	$63,054	$63,488	$62,402

Total assets	$399,421	$380,932	$379,230	$377,454
Less: intangible assets	242	238	235	300
Tangible assets	$399,179	$380,694	$378,995	$377,154